U.S. WIRELESS CORPORATION
                                2303 Camino Ramon
                               San Ramon CA 94583


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           To Be Held on April 5, 1999


To the Shareholders of:
 U.S. WIRELESS CORPORATION

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of U.S. WIRELESS CORPORATION (the "Company") will be held at the Company's offices located at 2303 Camino Ramon, San Ramon, California, on April 5, 1999, at 10:00 a.m. Pacific time, for the following purposes:

     1. To authorize the Company to issue up to an aggregate of 10 million shares of the Company's Common Stock, through either the sale of shares of Common Stock or shares of Preferred Stock, which shares are convertible into shares of Common Stock at a fixed price, in a private offering, and

     2. To transact such other business as properly may be brought before the meeting or an adjournment thereof.

         The close of business on February 5, 1999 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment thereof.

         You are cordially invited to attend the meeting. Whether or not you plan to attend, please complete, date, and sign the accompanying proxy, and return it promptly in the enclosed envelope to assure that your shares are represented at the meeting. If you do attend, you may revoke any prior proxy and vote your shares in person if you wish to do so. Any prior proxy automatically will be revoked if you execute the accompanying proxy or if you notify the Secretary of the Company, in writing, prior to the Special Meeting of Shareholders.

                                              By order of the Board of Directors

                                                     David S. Klarman, Secretary


Date: March 16, 1999

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                            U.S. WIRELESS CORPORATION
                                2303 Camino Ramon
                               San Ramon CA 94583

                                 PROXY STATEMENT

                                       FOR

                         Special Meeting of Stockholders
                           To Be Held on April 5, 1999


         This proxy statement and the accompanying form of proxy were mailed on March 16, 1999 to the stockholders of record (as of February 5, 1999) of U.S. Wireless Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Special Meeting to be held on April 5, 1999 and at any adjournment thereof.

                SOLICITATION, VOTING, AND REVOCABILITY OF PROXIES

           Shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted FOR authorization of the Company to issue up to an aggregate of 10 million shares of the Company's Common Stock, through either the sale of shares of Common Stock or shares of Preferred, which shares are convertible into shares of Common Stock at a fixed price, in a private offering

         Any such proxy may be revoked at any time before it is voted. A stockholder may revoke this proxy by notifying the Secretary of the Company, either in writing prior to the Special Meeting or in person at the Special Meeting, by submitting a proxy bearing a later date or by voting in person at the Special Meeting. An affirmative vote of a majority of the shares of Common Stock present, in person or represented by proxy at the Special Meeting and entitled to vote thereon is required to approve the proposal submitted herein.

         A stockholder voting through a proxy who abstains with respect to approval of any matter, except for the election of directors, to come before the meeting is considered to be present and entitled to vote on that matter, and his abstention is, in effect, a negative vote; however, a stockholder (including a broker) who does not give authority to a proxy to vote or who withholds authority to vote on any such matter shall not be considered present and entitled to vote thereon.

          The Company will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its Executive Officers and certain Directors to solicit proxies from stockholders in person and by mail, telegram, and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements, and other material to the beneficial owners of the Common Stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

         Representatives of Haskell & White LLP, the Company's auditors are not expected to be present at the meeting and therefore shareholders will not have the opportunity ask questions of the auditors at the meeting.

         The Company's quarterly report on form 10-QSB for the quarter ended December 31, 1998, accompanies this proxy statement. The principal executive offices of the Company are located at 2303 Camino Ramon, San Ramon CA 94583; the Company's telephone number is (925) 327-6200.

         The securities entitled to vote at the meeting are the Common Stock, par value $.01 per share. The presence, in person or by proxy, of a majority of shares entitled to vote will constitute a quorum for the meeting. Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders. The close of business on February 5, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment thereof. At that date, 13,556,188 shares of Common Stock were outstanding. Voting of the shares of Common Stock is on a non-cumulative basis.

         The following table sets forth information as of December 31, 1998 with respect to the beneficial ownership of shares of Common Stock by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock; (ii) each Director; and (iii) all Officers and Directors as a group.

--------------------------------------------------------------------------------------------------------------------------

Name and  Address                               Amount and Nature of                   % of outstanding
of Beneficial Owner                             Beneficial Ownership (1)               shares owned (2)
--------------------------------------------------------------------------------------------------------------------------
Dr. Oliver Hilsenrath (3)
c/o U.S. Wireless Corporation                           5,732,880                                   43.0%
2303 Camino Ramon, Suite 213
San Ramon, CA 94583
--------------------------------------------------------------------------------------------------------------------------
David Tamir (4)
c/o U.S. Wireless Corporation                               66,667                                     *
2303 Camino Ramon, Suite 213
San Ramon, CA 94583
--------------------------------------------------------------------------------------------------------------------------
Barry West (5)
c/o U.S. Wireless Corporation                                    --                                    *
2303 Camino Ramon, Suite 213
San Ramon, CA 94583
--------------------------------------------------------------------------------------------------------------------------
Dennis Francis (6)
c/o U.S. Wireless Corporation                               50,000                                     *
2303 Camino Ramon, Suite 213
San Ramon, CA 94583
--------------------------------------------------------------------------------------------------------------------------
Janvrin Holdings Limited(7)
Jardine House                                              918,000                                   7.8%
1 Wesley Street
St. Helier, Jersey JE4 8UD
--------------------------------------------------------------------------------------------------------------------------
Officers and Directors as a group
(4 persons) (3)-(6)(8)                                  6,921,647                                  44.7%
--------------------------------------------------------------------------------------------------------------------------
         -------------------
         * Less than 1%.

(footnotes from previous page)

Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them within 60 days, whether by the exercise of options or warrants, are deemed outstanding in determining the number of shares beneficially owned by such person or group.

The "Percentage Beneficially Owned" is calculated by dividing the "Number of Shares Beneficially Owned" by the sum of (i) the total outstanding shares of Common Stock of the Company, and (ii) the number of shares of Common Stock that such person has the right to acquire within 60 days, whether by exercise of options or warrants. The "Percentage Beneficially Owned" does not reflect shares beneficially owned by virtue of the right of any person, other than the person named and affiliates of the person, to acquire them within 60 days, whether by exercise of options or warrants.

     1 Includes 1,500,000 shares of Common Stock, issuable upon the exercise of an option granted pursuant to Dr. Hilsenrath's employment agreement and 1,982,880 shares issued in connection with the Labyrinth merger, of which 1,586,304 are not vested and subject to a vesting schedule. See "Certain Relations and Related Transactions - Merger of Labyrinth."

     2 Includes shares issuable upon the exercise of options currently vested and exercisable, equal to 2/3 of the shares underlying the option granted. The options vest at 1/3 intervals per year.

     3 Does not include 100,000 shares issuable upon the grant of an option which option vests at the rate of 1/3 per annum, no portion of which has vested.

     4 Represents shares issuable upon the exercise of options currently vested and exercisable.

     5 Includes 183,600 shares, which have vested, and 734,400 shares subject to a vesting schedule in connection with the Labyrinth merger. See "Certain Relations and Related Transactions - Merger of Labyrinth."

     6 Includes shares owned, including shares subject to vesting in accordance with the Labyrinth merger and shares underlying vested options granted to all officers and directors of the Company.


     It is expected that the following will be considered at the meeting and that action will be taken thereon:

           I. TO ISSUE UP TO AN AGGREGATE OF 10 MILLION SHARES OF THE COMPANY'S COMMON STOCK, THROUGH EITHER THE SALE OF SHARES OF COMMON STOCK OR SHARES OF PREFERRED STOCK, WHICH SHARES SHALL BE CONVERTIBLE INTO SHARES OF
             COMMON STOCK AT A FIXED PRICE, IN A PRIVATE OFFERING.

         The Board of Directors has unanimously approved a proposal to undertake a private placement offering (the "Offering") to sell up to an aggregate of 10 million shares of Common Stock through either the issuance of shares of Common Stock or shares of Preferred Stock convertible at a fixed price into shares of Common Stock, with such additional rights and preferences as may be determined by the board of directors.

         The Company has commenced the Offering for the sale of the securities referenced above. To date the Company has amended its Certificate of Incorporation to designate 50,000 shares of the 700,000 undesignated shares of preferred stock as the "Series B Preferred Stock". The Company has countersigned subscription agreements for the sale of all 50,000 shares of Series B Preferred Stock at a purchase price of $100 per share for net proceeds of $5,000,000, of which the sale of 27,000 shares (or $2,700,000) has been consummated and funding for the remaining 23,000 shares (or $2,300,000) have been deposited in an interest bearing escrow account pending the outcome of this proposal. If the proposal is approved the shares shall be issued against receipt of the escrowed proceeds and if the proposal is rejected then the escrowed proceeds shall be returned to the subscribers, with interest but without deduction. Each share of Series B Preferred Stock is convertible into 100 shares of Common Stock, voluntarily commencing 90 days from issuance, or manditorily if the market price for the Company's Common Stock is $5.00 for any 30 consecutive trading days, and has a liquidation preference of $100 per share. In addition, the shares have the right to vote as a group to elect one member and one advisor to the Company's board of directors, until the earlier of (i) 50% of the shares of Series B Preferred Stock having been voluntarily converted into shares of Common Stock or
(ii) upon the mandatory conversion of the shares, when 50% of the underlying shares of Common Stock are resold. The shares do not carry a dividend and are not redeemable by the Company.

         In addition to the shares of Series B Preferred Stock the Company plans, subject to the approval of this proposal, to offer up to an additional 5,000,000 shares of Common Stock or shares of preferred stock convertible at a fixed price into shares of Common Stock, with such additional rights and preferences as may be determined by the board of directors. The Company plans to engage in this Offering during the next several months, through either (i) a placement agent (ii) the Company's officers and directors, or (iii) a combination thereof. The Company has signed a letter of intent with a placement agent for the sale of shares of the Company's Common Stock, which agreement allows the Company to also offer its securities directly to investors. The placement agent shall receive a 7% commission and 3% non-accountable expense allowance, with the right to receive shares instead of cash, for any shares sold by the placement agent in the Offering. In addition, the placement agent shall receive an option to purchase one share for every 10 sold by the placement agent in the Offering at an exercise price of $2.00 per share.

         The Company estimates that the use of the proceeds of the Offering shall be to enable the Company to continue the implementation of its business plan for the development and deployment of the RadioCamera system. More specifically, the Company is seeking to (i)build a sales and marketing operation and (ii) manufacture additional RadioCamera units, in order to address and actively pursue the various opportunities presented by the Company's location technology in an attempt to penetrate the wireless industry with the Company's product lines in the United States and abroad. Include in this plan shall be the deployment of trial systems as an anticipated first step for contracted commercial sales. In addition, the Company requires additional capital to continue support and expand (i) its design and development operations, to build prototypes and commence outdoor field trials for RadioCamera interfaces being developed for the different cellular standards such as CDMA, PCS, ESMR and GSM and (ii) its ongoing carrier beta trial programs. During this Offering the Company shall continue to assess its financial needs, as projects are undertaken and expanded, to determine when to obtain additional funding. Approval of this proposal would enable the Company to obtain additional funding without requiring an additional vote of the shareholders.

         This proposal, if accepted, will provide the Company the ability to consumate the sale of the shares of Series B Preferred Stock, the funds for which are held in escrow and offer up to an additional 5,000,000 shares of Common Stock. This ability would provide the Company's management and board of directors the flexibility to raise additional equity for the purposes described above, at such times when required for operations, allowing for the Company's continued development, thereby potentially enabling the Company to raise capital at higher evaluations. Management and the Company's Board of Directors believe that the additional funding described herein is necessary for the continued growth of the Company, however, through the flexibility of this proposal management can obtain the additional required funding at more opportune times.

         Inasmuch as the Company anticipates that the shares of Common Stock issued in the Offering, either through the sale of shares of Common Stock or shares issuable upon conversion of the Series B Preferred Stock or such additional series of preferred stock that may be designated, shall be issued at a discount to current or future market prices and shall be dilutive on the stockholders' interests in an aggregate of more than 20%, the Company is seeking stockholder approval of the Offering in compliance with Rule 4310(c)(25)(H)(i)(d)(2) of the Nasdaq Stock Market, Marketplace Rules. The rule states that shareholder approval is required for transactions, other than public offerings, which involve the sale or issuance by a company of common stock (or securities convertible into or exercisable for common stock) of 20 percent or more of the common stock (or voting power) outstanding, before the issuance, at less than the greater of market or book value. Prior to the Offering, the Company had 13,556,188 shares of Common Stock outstanding and 70,000 shares or Series A Preferred Stock, which are convertible into an aggregate of 474,600 shares of Common Stock. In the event that an aggregate of 10,000,000 shares of Common Stock are sold, of which 5,000,000 shares shall be issuable upon conversion of the shares of Series B Preferred Stock currently subscribed for (of which the sale of 27,000 has been consummated), there shall be more than a 20% dilution to current shareholders.

         The affirmative vote of the holders of a majority of the shares of the Company's Common Stock issued and outstanding on the record date is required to approve this proposal. The Directors and Officers of the Company and other principal shareholders owning of record, beneficially, directly, and indirectly, an aggregate of 5,107,680 shares of the Company's Common Stock constituting approximately 37.7% of such shares outstanding on the record date, have agreed to vote in favor of approval of this proposal. The Board of Directors recommends that you vote "FOR" this Proposal.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

         In June 1996, the Company's Board of Directors, pursuant to the consent of the then majority stockholder of the Company, distributed the shares of common stock of Play Co. Toys & Entertainment Corp. ("Playco") held by the Company ("the spin-off distribution"). In addition, the Company, as majority stockholder of Playco, prior to, but in contemplation of the spin-off distribution, authorized the conversion of Playco's Series D Preferred Stock owned by the Company into 1,157,028 shares of Playco's common stock. This conversion was based on the average closing bid price ($1.21) of Playco's shares for the 90-day period from March 1, 1996 to May 31, 1996.

Merger of Labyrinth

         In March 1998 the Company consummated the merger of its 51% owned subsidiary, Labyrinth Communication Technologies Group, Inc. ("Labyrinth"), into the Company. In December 1997, the stockholders of the Company approved a proposal to acquire the remaining 49% of Labyrinth in exchange for an aggregate of 4,498,200 shares of the Company's Common Stock, subject to a vesting schedule, as follows: (i) 20% of the shares issued shall vest one year from issuance; (ii) an additional 40% shall vest upon the successful completion and operation of the RadioCamera in its first major market; and (iii) the remaining 40% shall vest when the Company reaches sales of $15,000,000. In addition to the above vesting schedule, the management of Labyrinth is subject to an additional vesting schedule, in accordance with their employment contracts, whereby the shares underlying (i)-(iii) above vest at the rate of 1/3 each year.

                              FINANCIAL INFORMATION

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE FISCAL YEAR ENDED MARCH 31, 1998 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT THE ACCOMPANYING EXHIBITS TO STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST THEREFOR SENT TO DAVID S. KLARMAN, SECRETARY, U.S. WIRELESS CORPORATION, 2303 CAMINO RAMON, SAN RAMON CA 94583. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT AS OF FEBRUARY 5, 1999, THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF SHARES OF THE COMPANY'S COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING OF STOCKHOLDERS.

                               II. OTHER BUSINESS

     As of the date of this proxy statement, the only business that the Board of Directors intends to present, and knows that others will present, at the Special Meeting is that herein set forth. If any other matter is properly brought before the Special Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their judgment.

                                             By Order of the Board of Directors,


                                                                David S. Klarman
                                                                       Secretary

March 16, 1999


WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS MAILED IN THE UNITED STATES OF AMERICA.

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-QSB
                                   (Mark One)

           [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                For the quarterly period ended December 31, 1998

                                       OR

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

             For the transition period from __________ to __________

                         Commission File Number: 0-24742


                            U.S. WIRELESS CORPORATION
        (Exact Name of Small Business Issuer as Specified in Its Charter)

                Delaware                                                            13-3704059
         (State of Incorporation)                                       (I.R.S. Employer Identification No.)

            2303 Camino Ramon, Suite 200, San Ramon, California 94583
                    (Address of Principal Executive Offices)

                                 (925) 327-6200
                (Issuer's Telephone Number, Including Area Code)

                                       N/A
              (Former Name, Former Address and Former Fiscal Year,
                          If Changed Since Last Report)



     Check whether the issuer (1) filed all documents and reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes
[X] No [ ]


                      APPLICABLE ONLY TO CORPORATE ISSUERS

     State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date: Common Stock, par value $.01 per share, 13,556,188 shares outstanding as of January 31, 1999.

                    U.S. WIRELESS CORPORATION AND SUBSIDIARY



                                    CONTENTS




                                                                                                                     Page
                                                                                                                     Number

PART I.   FINANCIAL INFORMATION


Item 1. Financial Statements

         Consolidated balance sheets as of December 31, 1998 (unaudited)
         and March 31, 1998                                                                                                   3

         Consolidated statements of operations (unaudited) for the three months
         and nine months ended December 31, 1998 and December 31, 1997                                                        4

         Consolidated statements of cash flows (unaudited) for the nine months
         ended December 31, 1998 and December 31, 1997                                                                        5

         Notes to financial statements                                                                                        6-8

Item 2.  Manangement's Discussion And Analysis of
          Financial Condition And Results of Operations                                                                       9-12


PART II.  OTHER INFORMATION                                                                                                   12

Signatures                                                                                                                    13



                    U.S. WIRELESS CORPORATION AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS
                   As of December 31, 1998 and March 31, 1998

                                                                                         December 31,      March 31,
                                                                                            1998             1998
                                                                                        (Unaudited)       (Note 1)

                                     ASSETS


CURRENT ASSETS:
Cash and cash equivalents ............................................................   $  4,128,665    $  2,285,750
Inventory ............................................................................         50,756            --
                                                                                         ------------    ------------
Total Current Assets .................................................................      4,179,421       2,285,750

EQUIPMENT, IMPROVEMENTS AND FIXTURES, net of accumulated depreciation and amortization
                                                                                              530,661         399,896

OTHER ASSETS
 Investment in joint venture .........................................................        400,000            --
 Security Deposit ....................................................................         25,035          25,035
           Total Other Assets ........................................................        425,035          25,035
                                                                                                         ============
          Total Assets ...............................................................   $  5,135,117    $  2,710,681
                                                                                         ============    ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY


CURRENT LIABILITIES:
Accounts payable and accrued expenses ................................................   $    343,534    $    252,708
Obligations under capital leases, current ............................................         15,192          15,192

          Total current liabilities ..................................................        358,726         267,900

Obligations under capital leases, noncurrent .........................................         23,926          39,118

          Total Liabilities ..........................................................        382,652         307,018

MINORITY INTEREST IN SUBSIDIARY ......................................................        190,764         195,305

STOCKHOLDERS' EQUITY:
Series A Preferred stock, $.01 par value, 400,000 shares
  authorized; issued and outstanding at Dec. 31, 1998
  70,000 shares ......................................................................            700            --
Common stock, $.01 par value, 40,000,000 shares
   authorized; issued and outstanding at Dec. 31, 1998
   13,556,301 shares; at March 31, 1998, 11,823,444 shares ...........................        135,563         118,234

Additional paid-in capital ...........................................................     25,309,532      19,912,890

Unearned compensation ................................................................       (374,078)       (761,438)

Accumulated Deficit ..................................................................    (20,510,016)    (17,061,328)

          TOTAL STOCKHOLDERS' EQUITY .................................................      4,561,701       2,208,358

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .................................   $  5,135,117    $  2,710,681
                                                                                         ============    ============


      See accompanying notes to consolidated condensed financial statements

                    U.S. WIRELESS CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                          Nine Months Ended                 Three Months Ended
                                                                       Dec. 31,      Dec. 31,          Dec. 31,         Dec. 31,
                                                                        1998           1997              1998             1997

Net sales ......................................................   $     39,729    $       --      $     39,729    $       --
Costs and expenses:
   Operating expenses ..........................................      3,726,427       2,583,059       1,380,358         927,335

Loss before other income and minority interest
 in net loss (income) of continuing  subsidiary
                                                                     (3,686,698)     (2,583,059)     (1,340,629)       (927,335)

Other income:
   Interest income .............................................        233,468         167,861          65,610          53,359

Loss before minority interest in net loss (income) of subsidiary
                                                                     (3,453,230)     (2,415,198)     (1,275,019)       (873,976)

Minority interest in net loss of subsidiary ....................          4,541          44,985         (20,315)         18,438

Net loss .......................................................   $ (3,448,689)   $ (2,370,213)   $ (1,295,334)   $   (855,538)
                                                                   ============    ============    ============    ============

Basic and diluted loss per common equivalent share:
 Loss before minority interest in net loss (income)of subsidiary
                                                                           (.26)           (.32)           (.10)           (.12)
   Minority interest in net loss (income) of subsidiary ........           --              --              --              --

Basic and diluted net loss .....................................   $       (.26)   $       (.32)   $       (.10)   $       (.12)
                                                                   ============    ============    ============    ============

Weighted average number of common
   shares outstanding ..........................................     13,171,222       7,325,245      13,556,301       7,325,245
                                                                   ============    ============    ============    ============





     See accompanying notes to consolidated condensed financial statements

                    U.S. WIRELESS CORPORATION AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                           Increase (Decrease) in Cash


                                                                                  Nine Months Ended
                                                                               Dec. 31,       Dec. 31,
                                                                                 1998          1997

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss .................................................................   $(3,448,689)   $(2,370,213)
Adjustments to reconcile net loss to cash (used) for operating activities:
   Depreciation ..........................................................       190,000        176,648
   Minority interest in net loss of subsidiary ...........................        (4,541)       (44,985)
   Amortization of unearned compensation .................................       387,360        387,360

Increase (Decrease) from changes in assets and liabilities:
   Increase in inventory .................................................       (50,756)          --
   Accounts payable and accrued expenses .................................       (90,828)       (51,905)
          Net cash (used) for operating activities .......................    (2,835,798)    (1,903,095)

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of equipment, improvements and fixtures ...................      (320,766)      (335,503)
   Investment in Joint Venture ...........................................      (400,000)
          Net cash used for investing activities .........................      (720,766)      (335,503)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payments on capital lease obligations .................................       (15,192)       (18,927)
   Proceeds from issuance of preferred stock and common shares ...........     1,400,000           --
   Issuance of common shares .............................................     4,014,671           --
Net cash (used) for financing activities .................................     5,399,479        (18,927)


NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .....................     1,842,915     (2,257,525)

Cash, beginning of period ................................................     2,285,750      5,328,781

Cash, end of period ......................................................   $ 4,128,665    $ 3,071,256
                                                                             ===========    ===========

Supplemental disclosure of cash flow information:
  Interest paid ..........................................................   $      --      $      --
  Taxes paid .............................................................   $     1,248    $     4,800



      See accompanying notes to consolidated condensed financial statements

                    U.S. WIRELESS CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for the interim financial information and the instructions to Form 10-QSB. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the interim financial statements include all adjustments considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the nine months ended December 31, 1998. These statements are not necessarily indicative of the results to be expected for the full fiscal year. These statements should be read in conjunction with the financial statements and notes thereto included in the Company's annual report Form 10-KSB for the fiscal year ended March 31, 1998 as filed with the Securities and Exchange Commission.

NOTE 2 - ORGANIZATION:

Consolidation of Labyrinth Communication Technologies Group, Inc.

     In March 1998, the Company consummated the consolidation of its subsidiary, Labyrinth with and into the Company. In accordance with exchange offers submitted to the stockholders of Labyrinth representing 49% minority interest in Labyrinth, the Company exchanged 4,498,200 shares of its common stock for 490,000 share of common stock of Labyrinth. The shares of Common Stock issued in accordance with the exchange, are subject to a vesting schedule.

     In accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 16 and interoperations thereof, this acquisition of minority interest was accounted for using the purchase method of accounting. As of December 31, 1998, 829,252 shares of the Company's common stock have vested as defined by the Exchange Offer, and have been issued to former Labyrinth stockholders. The remaining 3,668,948 shares of the Company's common stock provided for in the Exchange Offer have not vested and are currently held in escrow until vested. Shares of the Company's common stock that do not vest shall be cancelled and returned to the Company's treasury as unissued common stock.

NOTE 3 - EQUIPMENT, IMPROVEMENTS AND FIXTURES:

     Equipment, improvements and fixtures, net at December 31, 1998 and March 31, 1998 consisted of the following :

                                                                                      Dec. 31,                    March 31,
                                                                                        1998                         1998

Furniture, fixtures and equipment                                                            $970,310                   $649,544
Less: accumulated depreciation and amortization                                             (439,649)                  (249,648)
                                                                                             $530,661                   $399,896
                                                                                             ========                   ========

                    U.S. WIRELESS CORPORATION AND SUBSIDIARY

NOTE 4 - STOCK OPTIONS:

     During the year ended March 31, 1998, the Company issued common stock options to its employees and to various consultants performing services for the Company.

     The options granted to employees vest over three years, expire five years from the date of the grant and have exercise prices ranging from $2 to $5 per share.

     Substantially, all of the options granted to consultants vest immediately, expire five years from the date of grant and have exercise prices ranging from $2 to $5 per share. On December 31, 1998, there were options to purchase up to an aggregate of approximately 5,300,000 shares of Common Stock granted to executive officers, director, employees and consultants, subject to various vesting schedules.

     The value of the options granted was established by the difference between the exercise price and the fair market value of the options issued on the dates of grant, were accounted for as unearned compensation and amortized and expensed over the related vesting periods. During each of the nine month periods ended December 31, 1998 and 1997, $387,360 of unearned compensation was amortized to expense. The remaining unamortized balance of unearned compensation at December 31, 1998 was $374,078 as reflected in the accompanying balance sheet.

NOTE 5 - PREFERRED STOCK:

     The Company has authorized the issuance of 1,000,000 shares of Preferred Stock of which 400,000 have been designated as Series A Preferred Stock. As of December 31, 1998, 70,000 shares of Series A Preferred Stock have been issued and are currently outstanding. See notes 7 and 8. The balance of the authorized shares of Preferred Stock are subject to designation of their rights and preferences to be determined by the Company's Board of Directors. The Series A Preferred shares have a cumulative dividend of 6% per annum, payable in cash or shares of Series A Preferred Stock, at the option of the Company. The shares are convertible into shares of the Company's Common Stock, commencing 90 days from issuance. Each share is convertible into approximately 6.78 shares of Common Stock. Each share of Series A Preferred Stock has a liquidation preference of $20.00 per share, plus accrued and unpaid dividends.

     The Series A Preferred Stock is redeemable by the Company at any time, at a redemption price of $20.00 per share, upon the earlier of (i) three years from issuance, and (ii) upon the closing price for the Common Stock being $8.00 for any consecutive 30 day period ending on the date that the Company gives notice of redemption to the holders. The Company shall give the holders, 20 days' prior notice, during which time the shares of Series A Preferred Stock shall be convertible into shares of Common Stock.

                    U.S. WIRELESS CORPORATION AND SUBSIDIARY

NOTE 6 - YEAR 2000 COMPUTER ISSUE:

     The Company does not believe that the impact of the year 2000 computer issued will have a significant impact on its operations of financial position. Furthermore, the Company does not believe that it will be required to significantly modify its internal computer systems or products currently under development. However, if internal systems do not correctly recognize date information when the year changes to 2000, there could be adverse impact on the Company's operations. Furthermore, there can be no assurance that another entity's failure to ensure year 2000 capability would not have an adverse effect on the Company.

NOTE 7 - PRIVATE PLACEMENT:

     In June 1998 the Company consummated a private equity financing, aggregating in excess of $5 million through Gerard Klauer Mattison & Co., Inc., New York, New York, as its placement agent. The Company sold shares of its Series A Preferred Stock and shares of Common Stock. The placement agent received a commission of $150,000 and options to purchase 220,000 shares of Common Stock, one-half at an exercise price of $4.00 per share and the balance at $5.00 per share.

NOTE 8- JOINT VENTURE AGREEMENT:

     On July 31, 1998 the Company entered into a joint venture agreement with Anam Instruments, Inc. a Korean corporation, ("ANAM") whereby the Company and ANAM formed Wireless Technology, Inc. ("WTI"), a corporation duly organized and having offices in the Republic of Korea. WTI was formed as a joint venture for the purposes of developing a Code Division Multiple Access "CDMA" interface for the RadioCamera, manufacturing and producing the RadioCamera and marketing and distribution the RadioCamera in Korea and potentially other Asian countries.

     The joint venture established a two phase initial funding for operations totaling $3,500,000, of which $2,300,000 has been raised to date and the balance scheduled to be raised during this fiscal year. In connection with the formation of the joint venture, the Company received an investment of $400,000 from ANAM, for 20,000 shares of Series A Preferred Stock. The proceeds of the investment in the Company were used by the Company as a capital investment in WTI. In addition, ANAM invested $800,000 directly into WTI. At present ANAM owns 67% and the Company owns 33% of WTI.

                    U.S. WIRELESS CORPORATION AND SUBSIDIARY

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS


     U.S. Wireless Corporation (the "Company") was incorporated in the State of Delaware in February 1993. Until March 1998, the Company had two subsidiaries, Labyrinth Communication Technologies Group, Inc. ("Labyrinth") and Mantra Technologies, Inc. ("Mantra"). In January 1998, the Company submitted an exchange offer to the holders of the 49% minority interest in Labyrinth, which exchange was effected in March 1998, upon which Labyrinth was consolidated with and into the Company. Due to the consolidation of Labyrinth, the results from operations for the nine months ended December 31, 1998 has been adjusted to eliminate the minority interest, which is not provided within the comparison information for the nine months ended December 31, 1997. There is no change in the focus or operations of the Company as a result of the consolidation. The comparison information for the periods does continue to reflect the Company's one subsidiary, Mantra.

     Statements contain herein which are not historical facts may be considered forward looking information with respect to plans, projections or future performance of the Company as defined under the Private Securities Litigation Reform Act of 1995. These forward looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those projected.

     Three months ended December 31, 1998 compared to the three months ended December 31, 1997:

     Consolidated operating revenues for the three months ended December 31, 1998, were $39,729. Revenues were attributable to sales generated by the Company's Internet subsidiary, Mantra Technologies, Inc., with respect to its license agreement with LookSmart Ltd. The Company did not report operating revenues from its core wireless activities during the current or prior period.

     Consolidated operating expenses were $1,380,358 for the three months ended December 31, 1998, compared to $927,335 for the three months ended December 31, 1997. Increased operating expenses were primarily attributable to additional costs incurred for engineering, research and development related to the continued refinement, testing and deployment of the Company's RadioCamera(TM) System. During the third quarter, the Company expanded deployment of its RadioCamera System in accordance with beta testing and evaluation agreements entered into previously with Bell Atlantic Mobile in Baltimore, Maryland and Western Wireless Corp., in Billings, Montana. During this period, the Company successfully completed the first phase of the Bell Atlantic trial and began the second phase, an expanded trial. In Billings, Montana, the Company began an end-to-end trial, which includes the Billings Public Safety Access Point. Additionally, the Company continued its development of CDMA and TDMA interfaces for the RadioCamera System and has built prototypes for field trials, which are expected to begin during the next quarter.

     Nine months ended December 31, 1998 compared to the nine months ended December 31, 1997:

     Consolidated revenues from operations for the nine months ended December 31, 1998 were $39,729. Revenues were attributable to sales generated by the Company's Internet subsidiary, Mantra Technologies, Inc., with respect to its license agreement with LookSmart Ltd. The Company did not report operating revenues from its core wireless activities during this or the prior period.

     Consolidated operating expenses were $3,726,427 during the nine months ended December 31, 1998, compared to $2,583,059 for the nine months ended December 31, 1997. Increased expenses were primarily attributable to additional costs incurred for engineering, research and development related to the continued refinement, testing and deployment of the Company's RadioCamera(TM) System. During the third quarter, the Company expanded deployment of its RadioCamera System in accordance with beta testing and evaluation agreements entered into previously with Bell Atlantic Mobile in Baltimore, Maryland and Western Wireless Corp., in Billings, Montana. During this period, the Company successfully completed the first phase of the Bell Atlantic trial and began the second phase, an expanded trial. In Billings, Montana, the Company began an end-to-end trial, which includes the Billings Public Safety Access Point. Additionally, the Company continued its development of CDMA and TDMA interfaces for the RadioCamera System and built prototypes for field trials, expected to begin next quarter.

Research and Development-Future Operations:

     The Company has devoted and expects to continue to devote substantial financial and managerial resources to the development and deployment of a fully operational geo-location system. The Company also plans to continue to develop, modify and deploy RadioCamera Systems for additional wireless standards including CDMA and TDMA over the coming 12 months. Management estimates research and development expenditures for the year ending March 31, 1999 will approximate $4,200,000.

     During the quarter, the Company commenced its joint beta field trials with Bell Atlantic Mobile in Baltimore, Maryland and set up a fully operational end-to-end, live E-911 demonstration in Billings, Montana, linking the RadioCamera System within the Western Wireless network to a Billings, Montana Public Safety Access Point. This trial is currently being expanded to encompass all connections and applications necessary for commercial use.

     In July 1998 the Company entered into a joint venture agreement with Anam Instruments, Inc., a Korean corporation, ("ANAM") whereby the Company and ANAM have formed Wireless Technology, Inc. ("WTI"), a corporation duly organized and having offices in the Republic of Korea. The joint venture established a two phase initial funding for operations totaling $3,500,000, of which $2,300,000 has been raised to date and the balance scheduled to be raised during this fiscal year. In connection with the formation of the joint venture, the Company received an investment of $400,000 from ANAM, for 20,000 shares of Series A Preferred Stock. The proceeds of the investment were used by the Company as a capital investment in WTI. In addition, ANAM invested $800,000 directly into WTI. At present ANAM owns 67% and the Company owns 33% of WTI.

Liquidity and Capital Resources:

     At December 31, 1998, the Company reported working capital of $3,820,695. The Company had $4,128,665 in cash and cash equivalents. The Company believes that its available cash, as of December 31, 1998, will be sufficient to fund its current operations for the next 12 months, however, the Company does expect to seek additional funding in the next quarter to expand operations, undertake additional beta trials and purchase inventory for anticipated commercial deployments.

     In June 1998, the Company consummated a private equity financing, aggregating $5.13 million of which a commission of $150,000 was paid to the placement agent. Funding for the Company's CDMA project is expected to continue to come from the Company's joint venture, WTI, which has already secured $2,300,000 in financing out of a committed $3,500,000, in debt and equity securities, of which the Company has invested $400,000 from funds invested by ANAM in the Company.

     In September 1998, the Company's subsidiary, Mantra, entered into a licensing agreement with LookSmart Ltd. Mantra, using its Context Synthesis(TM) technology, developed a strategic application for LookSmart and its partners to enhance the quality of text searches into LookSmart's web directories.

Trends affecting liquidity, capital resources and operations:

     As the nature of the Company's operations are currently research and development oriented, management is currently not aware of any trends that may affect its liquidity, capital, resources and operations, other than the lack of additional funding when necessary for operations and delays in the commercialization of the Company's product in the marketplace. The Company's future operations could be adversely affected if the Company's timetable for the development, marketing and manufacturing of its products exceeds the available capital resources. The primary expenses of its operations will include the salaries of its executive officers, management and employees who comprise the research, development, field operations, marketing, carrier relations, and corporate communication teams. Depending on this demand for its products, the Company anticipates needing additional financing in the future for manufacturing and expansion of operations from primarily research and development to commercial deployment, which will include manufacturing, expanded field operations, commercial support services as well as increased administrative, selling and general expenses. The Company's limited resources, in addition to its anticipated continued research, development and testing may cause significant strain on the Company's management, technical, financial and other resources. The Company expects to meet future capital requirements through vendor financing and through the sale of the Company's securities. There can be no assurances that additional funding will be available to the Company when needed or if available on terms acceptable to the Company.

     Inflation and seasonality are currently not expected to have a material effect on the Company's liquidity, capital resources and operating activities.

Year 2000 Computer Issue:

     The Company does not believe that the impact of the year 2000 computer issue will have a significant impact on its products, operations or financial position. Furthermore, the Company does not believe that it will be required to significantly modify its internal computer systems or products currently under development. However, if internal systems do not correctly recognize date information when the year changes to 2000, there could be adverse impact on the Company's operations. Furthermore, there can be no assurance that another entity's failure to ensure year 2000 capability would not have an adverse effect on the Company.

PART II. Other Information


ITEM 1. Legal Proceeding: None

ITEM 2. Changes in Securities and Use of Proceeds: None

ITEM 3. Defaults Upon Senior Securities: None

ITEM 4. Submission of Matters to a Vote of Security Holders: None

ITEM 5. Other Information: None

ITEM 6. Exhibits and Reports on Form 8-K: None

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                                       U.S. Wireless Corporation
                                                                    (Registrant)


February 12, 1999                                   By:\s\ Dr. Oliver Hilsenrath
-----------------                                      -------------------------
Date                                                       Dr. Oliver Hilsenrath
                                                          Chief Executive Office

                            U.S. WIRELESS CORPORATION
                                  EXHIBIT 27.01
                             FINANCIAL DATA SCHEDULE

     This schedule contains summary financial information extracted from the financial statements for the nine months ended December 31, 1998 and is qualified in its entirety by reference to such statements.



PERIOD-TYPE                                          9-mos
FISCAL-YEAR-END                                      mar-31-1999
PERIOD-END                                           dec-31-1998
CASH                                                 4,128,665
SECURITIES                                           0
RECEIVABLES                                          0
ALLOWANCES                                           0
INVENTORY                                            50,756
CURRENT-ASSETS                                       4,179,421
PP&E                                                 970,310
DEPRECIATION                                         (439,649)
TOTAL-ASSETS                                         5,135,117
CURRENT-LIABILITIES                                  358,726
BONDS                                                0
PREFERRED-MANDATORY                                  0
PREFERRED                                            700
COMMON                                               135,563
OTHER-SE                                             4,425,438
TOTAL-LIABILITY-AND-EQUITY                           5,135,117
SALES                                                39,729
TOTAL-REVENUES                                       273,197
CGS                                                  0
TOTAL-COSTS                                          0
OTHER-EXPENSES                                       3,726,427
LOSS-PROVISION                                       0
INTEREST-EXPENSE                                     0
INCOME-PRETAX                                        (3,448,689)
INCOME-TAX                                           0
INCOME-CONTINUING                                    0
DISCONTINUED                                         0
EXTRAORDINARY                                        0
CHANGES                                              0
NET-INCOME                                           (3,448,689)
EPS-PRIMARY                                          (.26)
EPS-DILUTED                                          (.26)